Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES THIRD QUARTER 2014 EARNINGS

●	$2.8 million net income, 8% higher than second quarter 2014
●	$0.63 earnings per diluted common share, 9% higher than second quarter 2014
●	$20.81 book value per common share, 10% higher than year end 2013

Green Bay, Wisconsin, October 21, 2014 – Nicolet Bankshares, Inc. (OTCQB: NCBS) (“Nicolet”) announces third quarter 2014 net income of $2.8 million, and net income available to common shareholders of $0.63 per diluted common share, compared to $2.6 million and $0.58, respectively, for second quarter 2014.  For the nine months ended September 30, 2014, net income was $7.5 million, and net income available to common shareholders was $1.70 per diluted common share. At September 30, book value per common share was $20.81, up $1.84 or 10% since December 31, 2013.

A year ago, third quarter net income was $2.9 million, and nine-month net income was $15.2 million with common shares earning $0.62 and $3.65 per diluted common share, respectively.  These results included $11.9 million of bargain purchase gains related to the 2013 acquisitions (of which $1.5 million was during third quarter), non-recurring merger-based pre-tax expenses of $1.9 million (of which $0.2 million was during third quarter), and five months of operations related to Mid-Wisconsin Financial Services, Inc., acquired by Nicolet on April 26, 2013, and two months of operations related to Nicolet’s acquisition from the FDIC of Bank of Wausau on August 9, 2013.

Between the second and third quarters of 2014, net income was up $0.2 million or 8%.  Net interest income and noninterest revenues were up while noninterest expenses and the provision for loan losses were essentially unchanged.

Loans grew to $865 million at September 30, 2014, compared to $847 million at December 31, 2013.  Over the same period, nonperforming assets to assets continued to favorably decline from 1.02% at year-end 2013 to 0.67% at September 30.   Deposits remained strong across Nicolet’s 23 branch network at over $1 billion at September 30, 2014.

“We are experiencing steady quarterly earnings in 2014 from a solid core customer base,” said Bob Atwell, Chairman and CEO of Nicolet. “Loans are growing modestly, trust and brokerage income have benefited from market improvement and sales, mortgage revenues have improved seasonally, and we continue to monitor our cost of funds and expenses.  We also continue to prepare for capital actions consistent with our previously stated intention of pursuing strategic opportunities.”

In January 2014, Nicolet announced a stock repurchase program authorizing the use of up to $6 million to repurchase up to 350,000 shares of Nicolet common stock from time to time, in the open market, in block trades or in private transactions.  From February 3 through September 30, Nicolet repurchased approximately 188,000 shares, utilizing $4 million.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services.  Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  More information can be found at www.nicoletbank.com.

Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of the federal securities law.  Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions.  Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)

	Three Months Ended			Year to Date
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$10,893	$10,496	$11,803	$31,369	$26,373
Provision for loan losses	675	675	1,975	2,025	3,925
Noninterest income	3,645	2,880	5,742	10,285	22,264
Noninterest expense	9,523	9,484	10,224	28,595	26,150
Net income	2,765	2,554	2,947	7,533	15,159
Preferred stock dividends	61	61	305	183	915
Net income available to common shareholders	2,704	2,493	2,642	7,350	14,244
Per Common Share Data:
Net income-basic	$0.66	$0.59	$0.62	$1.75	$3.66
Net income-diluted	$0.63	$0.58	$0.62	$1.70	$3.65

At Period End:	9/30/2014	12/31/2013
(In millions, except per share data)
Total assets	$1,170	$1,199
Loans	865	847
Allowance for loan losses	10	9
Deposits	1,012	1,035
Stockholders’ equity	110	105
Common equity	85	80
Book value/common share	$20.81	$18.97
Tangible book value/common share	$19.57	$17.55
Common shares outstanding (#)	4.098	4.241